 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                              FOR IMMEDIATE RELEASE

                                                              April 24, 2012

Norfolk Southern reports first-quarter 2012 results

For 2012 vs. 2011, Norfolk Southern achieved the following first-quarter records:

  Railway operating revenues increased 6 percent to $2.8 billion.

  Income from railway operations improved 24 percent to $745 million.

  Net income increased 26 percent to $410 million.

  Diluted earnings per share rose 37 percent to $1.23.

NORFOLK, VA. -- For the first quarter of 2012, Norfolk Southern Corporation reported net income of $410 million ($1.23 per diluted share), 26 percent higher than $325 million ($0.90 per diluted share) for the first quarter of 2011. First-quarter 2011 results included a $58 million non-cash charge that reduced net income by $36 million, or $0.10 per diluted share.

"I am pleased to report another record-breaking quarter for Norfolk Southern during which we achieved first-quarter highs in revenues, operating income, net income, and earnings per share," said CEO Wick Moorman. "The benefits of our steady focus on service and operating efficiency are reflected in our results, and we continue to position our franchise for sustained growth through strategic investments in infrastructure."

Compared with the first quarter of 2011, in the first quarter of 2012: railway operating revenues improved 6 percent to $2.8 billion, primarily as the result of a 5 percent increase in revenue per unit; general merchandise revenues improved 13 percent to $1.5 billion; coal revenues declined 6 percent to $766 million; and intermodal revenues improved 9 percent to $527 million.

Railway operating expenses for the quarter were $2 billion, up 1 percent compared with first-quarter 2011. The increase was largely due to higher fuel prices, compensation costs, and materials expenses, offset in part by the absence of last year's non-cash charge.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                  Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

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Income from railway operations for the first quarter increased 24 percent to $745 million compared with the same period of 2011.

The first-quarter railway operating ratio improved 5 percent to 73.3 percent compared with first-quarter 2011, and equaled our first-quarter record.

Norfolk Southern Corporation (NYSE:  NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com